ProPetro Reports Financial Results for the Third Quarter of 2026 MIDLAND, Texas, October 28, 2026, (Business Wire) – ProPetro Holding Corp. ("ProPetro" or "the Company") (NYSE: PUMP) today announced financial and operational results for the third quarter of 2026. Third Quarter 2026 Results and Highlights • Total revenue of $355 million, which increased 16% as compared to $306 million for the prior quarter. • Net income was $13 million ($0.09 income per diluted share) as compared to a net loss of $8 million in the prior quarter ($0.07 loss per diluted share). • Adjusted EBITDA(1) of $60 million was 17% of revenue and increased 33% as compared to the prior quarter. • Capital expenditures paid were $123 million and capital expenditures incurred were $171 million. • Net cash provided by operating activities and net cash used in investing activities were $46 million and $122 million, respectively. Recent PROPWR® Highlights • Generated approximately $8 million of Adjusted EBITDA in the third quarter, a meaningful sequential increase, driven by deployment execution and reliability that continue to exceed expectations. • Power generation capacity committed under contract reached approximately 510 megawatts, including approximately 230 megawatts under the recently announced Targa agreement. • Continued to advance negotiations across several hundred megawatts of data center commercial opportunities, with discussions strengthened by the Company's proven track record as one of the few behind-the-meter power providers actively servicing a hyperscaler data center project. • Expect to deploy more than 500 megawatts by early 2028 fueled by scaling currently contracted projects and beginning to scale one or more additional data center projects. (1) Adjusted EBITDA is a non-GAAP financial measure and is described and reconciled to net income (loss) in the table under “Non-GAAP Financial Measures.” Management Comments Sam Sledge, Chief Executive Officer, commented, “ProPetro delivered a solid third quarter, with continued progress in PROPWR and higher revenue and activity across our completions service lines. We are pleased to have generated a meaningful step-up in earnings in PROPWR as we continue to advance its commercial and operational execution coupled with improved revenue and Adjusted EBITDA from our completions business. “PROPWR continues to build on its success as we scale through year-end and advance deployment efforts across our contracted portfolio, which includes awards in the data center, oil and gas, midstream and industrial sectors. These deployments are also strengthening our commercial efforts by showing prospective customers our execution and reliability firsthand. As we move into 2027, we expect to continue executing across our projects, including one or more additional data center customers, and to have more than 500 megawatts deployed by early 2028. “Demand for our completion services remains strong and continues to build, consistent with what we have seen over the past few quarters. While the cost of rebuilding the business’s capacity after declining activity levels in 2024 and 2025 has weighed on margins, improved pricing and better visibility into the duration of work have supported recent reactivations, and our capacity is now essentially sold out. Years of attrition have drastically reduced the supply of high-quality horsepower, and with our estimate that EXHIBIT 99.1 active Permian frac fleets are only in the mid-70s today, even a modest increase in drilling activity, particularly from larger public and independent operators, would fully tighten the market. Regardless of how the conflict in the Middle East unfolds, we expect demand for natural gas-burning fleets, which make up the majority of our fleet, to remain especially strong, as limited supply and global refining constraints keep diesel prices elevated and sustain the premium these fleets already command. As the majority of our contracted horsepower comes up for renewal in the first half of 2027, we believe the more constructive pricing environment provides an opportunity to begin realizing returns on our investment in reactivating capacity, which we expect could support improved results in the completions business over time. “ProPetro’s track record speaks for itself. We continue to execute across the business, and our results show the strength of our strategy: a strong completions business, paired with a premium growth platform in PROPWR that keeps delivering commercially and operationally with each new deployment. Together with a strong balance sheet, thoughtful capital allocation and a world-class team, we are confident in our ability to create long-term value for our shareholders.” Third Quarter 2026 Financial Summary Revenue was $355 million, compared to $306 million for the second quarter of 2026. The 16% increase in revenue was primarily driven by higher revenues from increased utilization in the completions business and incremental deployments in PROPWR. Cost of services for the third quarter of 2026 were $270 million, excluding approximately $42 million of depreciation and amortization expenses. General and administrative ("G&A") expense of $31 million decreased from $33 million in the second quarter of 2026. G&A expense excluding nonrecurring and noncash items of $5 million (stock-based compensation, business acquisition contingent consideration adjustments, retention bonuses and severance expenses) was $26 million, or 7% of revenue, a decrease of 4% as compared to the prior quarter. Net income totaled $13 million, or $0.09 income per diluted share, compared to a net loss of $8 million, or $0.07 loss per diluted share, for the second quarter of 2026. Adjusted EBITDA increased to $60 million from $45 million in the second quarter of 2026, primarily driven by higher revenues from increased utilization in the completions business and incremental deployments in PROPWR, partially offset by higher costs associated with rebuilding the operational infrastructure needed to support increased completions activity. Net cash provided by operating activities was $46 million as compared to $66 million in the prior quarter. The decrease is primarily attributable to working capital headwinds in the third quarter, which consumed approximately $15 million of cash and working capital tailwinds in the prior quarter, which were an approximately $20 million source of cash, partially offset by higher Adjusted EBITDA. Liquidity and Capital Spending As of September 30, 2026, cash and cash equivalents were $729 million, including net proceeds from the issuance of $690 million aggregate principal amount of convertible senior notes. Borrowings under the Company's financing agreement with Caterpillar Financial Services Corporation were $172 million. Total liquidity at the end of the third quarter of 2026 was $934 million, which included cash and cash equivalents, $185 million of available borrowing capacity under the ABL Credit Facility, and $20 million of availability under its Caterpillar Equipment Loan Agreement. The Company currently has no outstanding borrowings under the ABL Credit Facility. During the third quarter of 2026, capital expenditures paid were $123 million and capital expenditures incurred were $171 million, including approximately $43 million supporting the Company's completions business and approximately $128 million supporting its PROPWR equipment orders. Notably, the EXHIBIT 99.1 difference between incurred and paid capital expenditures is primarily comprised of PROPWR-related capital expenditures that have been financed and paid directly by the financing partner and unpaid capital expenditures included in accounts payable and accrued liabilities. Net cash used in investing activities as shown on the statement of cash flows during the third quarter of 2026 was $122 million, which included capital expenditures paid of $123 million, offset by $1 million in proceeds from certain asset sales. PROPWR Update Mr. Sledge commented, "Since our last update, we have made significant progress across the business. PROPWR generated approximately $8 million of Adjusted EBITDA in the third quarter, a meaningful sequential increase. Results and margin performance at the project level continue to meet our high expectations, which reinforces our confidence in the earnings and return profile we have outlined. "We expect to keep scaling deployments through year-end, reaching between approximately 250 and 275 megawatts deployed by the end of 2026 and stair-stepping to more than 500 megawatts by early 2028. We expect this growth to come from three sources: scaling our currently contracted capacity, deploying or preparing to deploy on the Targa award, which is scheduled to be fully deployed by early 2028, and beginning to scale one or more additional data center projects over time. "Commercially, our recently announced agreement with Targa for approximately 230 megawatts brings our total capacity committed under contract to approximately 510 megawatts. This award represents meaningful progress in our commercial efforts. It also shows how broad power demand is across end markets, including oil and gas, midstream and industrial, in addition to data centers. Contract terms in these sectors are generally shorter than those in the data center arena, but pricing and expected annual returns are very attractive. That said, given the larger load requirements and longer contract durations in the data center arena, along with the depth of our pipeline there, we continue to expect to deploy the majority of our assets to data center projects. "Of the approximately 2.6 gigawatts of power generation capacity we have secured, more than 1 gigawatt consists of Caterpillar’s highly efficient 10-megawatt units, which are a part of our strategic framework agreement. With supply chains for power generation equipment remaining very tight, we believe this agreement and our early-mover position provide a meaningful advantage. Beyond securing supply, the 10-megawatt units themselves are highly efficient stationary natural gas engines purpose-built for permanent, high-density installations. They maximize efficiency for our customers while lowering our total cost of ownership. The vast majority of our fleet will be natural gas reciprocating engines ranging from 2 to 10 megawatts, which we believe are the ideal fit for every vertical we are pursuing. Of note, our smaller units are also proving to be successful: our first data center deployment to support a hyperscaler, which is live and operating today in the U.S. Midwest, is built largely on 2.6-megawatt units. Reciprocating engines offer a number of advantages that we believe make them the right fit for our customers. They are a proven technology with a long track record in both mechanical drive and power generation applications. They are continuous-duty rated machines trusted in high-availability environments, including data centers, oil and gas, mining and industrial operations, and marine and heavy transport, where uptime and performance are critical. They provide flexibility, scaling in modular blocks alongside customer demand with built-in redundancy. They deliver high fuel efficiency, are cost-effective for both PROPWR and our customers, and are emissions-friendly, which supports an efficient permitting path. These advantages apply across our entire fleet, with our 10-megawatt units adding even greater scale for our customers’ largest power needs. "In the data center arena, despite broader volatility and noise in the AI market, we remain in advanced negotiations on several hundred megawatts and continue to progress a number of additional opportunities behind them. Our pipeline also continues to grow, strengthening our conviction in our strategy and investments. As we have noted previously, timelines have extended as we work through diligence with counterparties. These agreements involve long-term capital commitments on both sides, so getting the risk-sharing provisions right is critical. Strong demand for our assets can also lengthen, rather than shorten, the contracting process, because we are being deliberate about choosing the right long-term partners. In addition, a change in scope or timing on one project can make a previously unworkable opportunity viable, or free up capacity for customers we otherwise could not support. Because we are EXHIBIT 99.1 allocating capacity across multiple customers, individual deal timelines may shift as we determine how each opportunity fits within our broader portfolio. Accordingly, we feel very confident in this pipeline. "Importantly, we are currently deployed and operating on a hyperscaler project, and execution has gone exceptionally well. We are one of the very few behind-the-meter power providers live on a data center site today, and we believe this operating track record validates our strategy and has helped accelerate our broader commercial efforts." Guidance The Company anticipates full-year 2026 capital expenditures incurred to be between $525 million and $575 million. Of this, the completions business is still expected to account for approximately $125 million to $145 million, largely dependent on delivery timelines of certain capex related items heading through year end and into 2027. The Company continues to expect buyout costs for its first FORCE® electric fleet to be between $15 million and $20 million, with at least three additional buyouts occurring in 2027. In addition, the Company anticipates incurring capital expenditures of approximately $400 million to $430 million for its PROPWR business in 2026, narrowed from prior guidance due to greater year-end visibility into the timing of additional equipment deliveries. Notably, the Company's previous guidance of approximately $1.4 million to $1.5 million per megawatt inclusive of balance of plant remains unchanged. While these PROPWR capital expenditure estimates reflect the total cost of the equipment, they do not reflect the impact of financing arrangements, which have and are expected to continue reducing the near- term actual cash outflows required from the Company. Looking ahead to 2027, PROPWR is aligning equipment delivery schedules under the Caterpillar framework agreement and remains in active discussions on data center opportunities, both of which could affect the timing and amount of capital expenditures for the year. In particular, the size, timing and structure of any new data center agreements could change when equipment is needed and how much balance of plant investment is required next year. However, the Company expects that any such changes would affect the timing and total amount of capital expenditures rather than the cost per megawatt, which it continues to expect to remain within the guided range. That said, the Company expects 2027 PROPWR capital expenditures to increase from 2026 levels, driven by the delivery of additional equipment and the funding of down payments and milestone payments under the Caterpillar framework agreement. The Company currently expects to maintain steady activity of approximately 13 active frac fleets through the fourth quarter. That said, the Company expects meaningful seasonality in the completions business in the fourth quarter driven by typical holiday-related slowdowns toward year-end, which is expected to temporarily affect utilization and results for the quarter, along with continued margin pressure from rebuilding costs similar to those experienced in the second and third quarters. As activity stabilizes moving into 2027, the Company expects to begin optimizing those costs, although the full benefit will take time. Looking ahead to 2027, PROPWR’s primary focus will be preparing for larger, infrastructure-scale projects, including the Targa award, which is expected to be fully deployed by early 2028, and potential additional data center awards, which could begin deploying as early as late 2027. As a result, the Company expects 2027 earnings to be weighted toward the latter part of the year, with growth following a stair-step pattern as projects come online rather than a straight line throughout the year. Projects of larger scale require significant lead time, and the Company expects certain costs, including personnel, site preparation and mobilization, to build ahead of these deployments before the corresponding revenue and earnings are realized. By emphasizing disciplined execution and actively de-risking these larger deployments, the Company is building on the strong operational foundation established in 2026, and it remains confident in its PROPWR guidance and the long-term earnings and return profile of the business. Additionally, certain PROPWR contract structures may include reservation fees that are collected in cash up front but not recognized in revenue or Adjusted EBITDA until the assets are deployed and generating power. As a result, PROPWR’s revenue and Adjusted EBITDA in a given period may trail the levels implied by its contracted capacity and guidance, though the underlying contract economics remain intact. EXHIBIT 99.1

Outlook Mr. Sledge concluded, “As we look ahead to 2027, I want to briefly summarize how we see the opportunity across both of our businesses. In completions, the setup is straightforward: a sold-out fleet, a tightening market, and early pricing momentum. We still have work to do on the cost side as we absorb the elevated expense of standing the system back up, but as activity stabilizes, our focus shifts from rebuilding to optimizing, and we expect to bring those costs down over the course of 2027. In PROPWR, our primary focus remains commercial and operational execution: converting our pipeline into signed, long-term contracts, then deploying and operating those assets reliably for our customers. We’ve secured the equipment to support that growth, and our performance in the field is strengthening our commercial position as we advance additional data center opportunities. We expect 2027 to be a year of building toward larger, infrastructure-scale deployments, with growth weighted to the second half. “Across both businesses, we are doing what we said we would do, and we are excited about the opportunity in front of us. The completions market is moving in our favor, PROPWR is executing and scaling, and we have the balance sheet, the equipment and the team to capture what is ahead.” Conference Call Information The Company will host a conference call at 8:00 AM Central Time on Wednesday, October 28, 2026, to discuss financial and operating results for the third quarter of 2026. The call will also be webcast on ProPetro’s website at www.propetroservices.com. To access the conference call, U.S. callers may dial toll free 800-715-9871 and international callers may dial +1-646-307-1963. Please call ten minutes ahead of the scheduled start time to ensure a proper connection. A replay of the conference call will be available for one week following the call and may be accessed toll free by dialing +1-800-770-2030 for U.S. and Canada callers, as well as +1-609-800-9909 for international callers. The access code for the replay is 2048240. The Company has also posted the scripted remarks on its website. About ProPetro ProPetro Holding Corp. is a Midland, Texas based provider of premium completion services to upstream oil and gas companies engaged in the exploration and production of North American unconventional oil and natural gas resources. Through its PROPWR division, ProPetro also delivers reliable, adaptable power services through a modern, standardized fleet of gas-to-power solutions, serving data center, oil and gas, and industrial customers in the United States. ProPetro helps bring reliable energy to the world, enabling operational excellence and energy reliability for their customers. For more information, visit www.propetroservices.com. Forward-Looking Statements Except for historical information contained herein, the statements and information in this news release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include the words “may,” “could,” "confident," “plan,” “project,” “budget,” "design," “predict,” “pursue,” “target,” “seek,” “objective,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “will,” “should,” "continue," and other expressions that are predictions of, or indicate, future events and trends or that do not relate to historical matters generally identify forward‑looking statements. Our forward‑looking statements include, among other matters, statements about the supply of and demand for hydrocarbons, supply of and demand for frac fleets, demand for behind the meter power from data centers and other customers, other industry trends and activity levels, our business strategy, projected financial results and future financial performance, the ability to obtain capital on attractive terms, expected fleet utilization, sustainability efforts, the future performance of newly improved technology, expected capital expenditures, the impact of such expenditures on our performance and capital programs, our fleet conversion strategy, our share repurchase program, and the anticipated growth prospects of PROPWR, including the demand for its services, the types of customers and the ability to secure long- term contracts, the ability to obtain financing on attractive terms, the ability to procure additional EXHIBIT 99.1 equipment, the timely receipt of such equipment and our ability to successfully deploy it in our timeframes and the overall anticipated benefits of the PROPWR business line, including its expected financial contribution to our results of operations. A forward‑looking statement may include a statement of the assumptions or bases underlying the forward‑looking statement. We believe that we have chosen these assumptions or bases in good faith and that they are reasonable. Although forward‑looking statements reflect our good faith beliefs at the time they are made, forward- looking statements are subject to a number of risks and uncertainties that may cause actual events and results to differ materially from the forward-looking statements. Such risks and uncertainties include the volatility of oil prices, changes in the supply of and demand for power generation, the risks associated with the establishment of a new service line, including delays, lack of customer acceptance and cost overruns, the global macroeconomic uncertainty related to conflict in the Middle East region, including the Iran War, the Russia-Ukraine war, and events in Venezuela, general economic conditions, including the impact of continued inflation, central bank policy actions, the risk of a global recession, U.S. and global trade policy, including the imposition of tariffs and retaliatory measures, and other factors described in the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, particularly the “Risk Factors” sections of such filings, and other filings with the Securities and Exchange Commission (the “SEC”). In addition, the Company may be subject to currently unforeseen risks that may have a materially adverse impact on it. Accordingly, no assurances can be given that the actual events and results will not be materially different than the anticipated results described in the forward-looking statements. Readers are cautioned not to place undue reliance on such forward-looking statements and are urged to carefully review and consider the various disclosures made in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings made with the SEC from time to time that disclose risks and uncertainties that may affect the Company’s business. The forward-looking statements in this news release are made as of the date of this news release. ProPetro does not undertake, and expressly disclaims, any duty to publicly update these statements, whether as a result of new information, new developments or otherwise, except to the extent that disclosure is required by law. Investor Contacts: Matt Augustine Vice President, Finance and Investor Relations matt.augustine@propetroservices.com 432-219-7620 ### EXHIBIT 99.1

PROPETRO HOLDING CORP. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share data) (Unaudited) Three Months Ended September 30, 2026 June 30, 2026 September 30, 2025 REVENUE - Service revenue $ 355,384 $ 305,811 $ 293,916 COSTS AND EXPENSES Cost of services (exclusive of depreciation and amortization) 269,745 233,993 236,500 General and administrative expenses (inclusive of stock-based compensation) 30,842 33,129 22,496 Depreciation and amortization 44,391 43,463 41,660 Gain on disposal of assets (611) (1,590) (674) Total costs and expenses 344,367 308,995 299,982 OPERATING INCOME (LOSS) 11,017 (3,184) (6,066) OTHER INCOME (EXPENSE): Interest expense (4,263) (3,007) (2,110) Other income, net 4,818 4,009 5,107 Total other income (expense), net 555 1,002 2,997 INCOME (LOSS) BEFORE INCOME TAXES 11,572 (2,182) (3,069) INCOME TAX BENEFIT (EXPENSE) 1,446 (5,931) 704 NET INCOME (LOSS) $ 13,018 $ (8,113) $ (2,365) NET INCOME (LOSS) PER COMMON SHARE: Basic $ 0.11 $ (0.07) $ (0.02) Diluted $ 0.09 $ (0.07) $ (0.02) WEIGHTED AVERAGE COMMON SHARES OUTSTANDING: Basic 122,846 122,714 103,974 Diluted 154,654 122,714 103,974 EXHIBIT 99.1

PROPETRO HOLDING CORP. CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands, except share data) (Unaudited) September 30, 2026 December 31, 2025 ASSETS CURRENT ASSETS: Cash and cash equivalents $ 728,874 $ 91,334 Accounts receivable - net of allowance for credit losses of $0 and $0, respectively 289,985 200,753 Inventories 25,903 13,323 Prepaid expenses 10,702 19,896 Other current assets 10,017 1,398 Total current assets 1,065,481 326,704 PROPERTY AND EQUIPMENT - net of accumulated depreciation 1,009,068 793,475 OPERATING LEASE RIGHT-OF-USE ASSETS 57,293 99,787 FINANCE LEASE RIGHT-OF-USE ASSETS 1,893 10,637 OTHER NONCURRENT ASSETS: Intangible assets - net of amortization 48,430 55,476 Other noncurrent assets 6,245 4,811 Total other noncurrent assets 54,675 60,287 TOTAL ASSETS $ 2,188,410 $ 1,290,890 LIABILITIES AND SHAREHOLDERS’ EQUITY CURRENT LIABILITIES: Accounts payable $ 170,023 $ 115,009 Accrued and other current liabilities 72,510 65,981 Interim debt - net of debt issuance costs — 2,113 Current maturities of long-term debt - net of debt issuance costs 31,165 13,844 Operating lease liabilities 29,487 43,572 Finance lease liabilities 1,803 12,442 Total current liabilities 304,988 252,961 DEFERRED INCOME TAXES 54,279 63,433 LONG-TERM DEBT - net of debt issuance costs and current maturities 808,701 105,613 NONCURRENT OPERATING LEASE LIABILITIES 20,010 35,641 NONCURRENT FINANCE LEASE LIABILITIES 122 — OTHER LONG-TERM LIABILITIES 23,990 3,400 Total liabilities 1,212,090 461,048 COMMITMENTS AND CONTINGENCIES SHAREHOLDERS’ EQUITY: Preferred stock, $0.001 par value, 30,000,000 shares authorized, none issued, respectively — — Common stock, $0.001 par value, 200,000,000 shares authorized, 122,859,311 and 104,310,266 shares issued, respectively 123 104 Additional paid-in capital 1,042,936 897,739 Accumulated deficit (66,739) (68,001) Total shareholders’ equity 976,320 829,842 TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY $ 2,188,410 $ 1,290,890 EXHIBIT 99.1

PROPETRO HOLDING CORP. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands) (Unaudited) Nine Months Ended September 30, 2026 2025 CASH FLOWS FROM OPERATING ACTIVITIES: Net income $ 1,262 $ 82 Adjustments to reconcile net income to net cash provided by operating activities: Depreciation and amortization 128,468 133,650 Deferred income tax (benefit) expense (1,187) 2,830 Amortization of deferred debt issuance costs 2,167 350 Stock-based compensation 16,642 12,695 Loss (gain) on disposal of assets (2,941) 13,418 Unrealized gain on short-term investment — (2,277) Business acquisition contingent consideration adjustments (2,200) (5,000) Changes in operating assets and liabilities: Accounts receivable (89,233) (13,231) Other current assets (8,504) (2,315) Inventories (12,580) 246 Prepaid expenses 9,194 6,875 Accounts payable 33,026 10,941 Accrued and other current and noncurrent liabilities 40,974 (7,701) Net cash provided by operating activities 115,088 150,563 CASH FLOWS FROM INVESTING ACTIVITIES: (1) Capital expenditures (227,910) (122,084) Proceeds from sale of assets 6,646 9,674 Proceeds from note receivable from sale of business — 1,385 Net cash used in investing activities (221,264) (111,025) CASH FLOWS FROM FINANCING ACTIVITIES: (1) Repayments of revolving credit facility borrowings (45,000) — Proceeds from equipment financing term loans 32,741 — Repayments of equipment financing term loans (14,925) (976) Payments of finance lease obligations (14,622) (13,829) Repayments of insurance financing — (4,510) Payment of debt issuance costs (25,085) (754) Proceeds from issuance of convertible senior notes 690,000 — Purchase of capped calls related to convertible senior notes (36,846) — Proceeds from issuance of common stock under public equity offering 164,306 — Payment of costs related to issuance of common stock under public equity offering (1,204) — Proceeds from exercise of equity awards 92 — Tax withholdings paid for net settlement of equity awards (5,741) (2,840) Payment of excise tax on share repurchases — (531) Net cash provided by (used in) financing activities 743,716 (23,440) NET INCREASE IN CASH AND CASH EQUIVALENTS 637,540 16,098 CASH AND CASH EQUIVALENTS - Beginning of period 91,334 50,443 CASH AND CASH EQUIVALENTS - End of period $ 728,874 $ 66,541 (1) Cash flows from investing activities exclude capital expenditures related to certain financed equipment purchases and cash flows from financing activities exclude corresponding issuances of loans since the lender is an affiliate of the equipment manufacturer. These activities are presented as non-cash investing and financing activities. EXHIBIT 99.1

EXHIBIT 99.1

Reconciliation of Capital Expenditures Paid to Capital Expenditures Incurred

	Three Months Ended		Nine Months Ended	
(in thousands)	September 30, 2026	June 30, 2026	September 30, 2026	September 30, 2025
Capital Expenditures Paid [(1)]	$ 123,188	$ 61,358	$ 227,910	$ 122,084
Less: Capital expenditures included in accounts payable and accrued liabilities - beginning of period	(18,675)	(31,754)	(28,095)	(14,695)
Add: Capital expenditures included in accounts payable and accrued liabilities - end of period	51,208	18,675	51,208	50,509
Add: Capital expenditures related to financed equipment purchases during the period	15,750	22,365	76,120	51,850
Add: Capital expenditures financed by operating lease landlord during the period	—	—	—	350
Capital Expenditures Incurred [(1)]	$ 171,471	$ 70,644	$ 327,143	$ 210,098

(1) This table reconciles cash basis capital expenditures reported in the condensed consolidated statements of cash flows to accrual basis capital expenditures reported in the reportable segment information section below.

Reportable Segment Information

	Three Months Ended September 30, 2026					
(in thousands)	Hydraulic Fracturing	Wireline	Cementing	Power Generation	Reconciling Items	Total
Service revenue	$ 235,155	$ 60,652	$ 37,422	$ 22,287	$ (132)	$ 355,384
Adjusted EBITDA	$ 45,434	$ 13,292	$ 7,053	$ 7,578	$ (13,745)	$ 59,612
Depreciation and amortization	$ 33,868	$ 4,845	$ 2,106	$ 3,558	$ 14	$ 44,391
Operating lease expense on FORCE® fleets [(1)]	$ 15,758	$ —	$ —	$ —	$ —	$ 15,758
Capital expenditures incurred	$ 39,120	$ 2,214	$ 2,117	$ 128,020	$ —	$ 171,471

	Three Months Ended June 30, 2026					
(in thousands)	Hydraulic Fracturing	Wireline	Cementing	Power Generation	Reconciling Items	Total
Service revenue	$ 207,249	$ 57,542	$ 32,027	$ 9,317	$ (324)	$ 305,811
Adjusted EBITDA	$ 44,199	$ 11,441	$ 5,475	$ (742)	$ (15,608)	$ 44,765
Depreciation and amortization	$ 34,002	$ 4,953	$ 2,148	$ 2,346	$ 14	$ 43,463
Operating lease expense on FORCE® fleets [(1)]	$ 15,758	$ —	$ —	$ —	$ —	$ 15,758
Capital expenditures incurred	$ 16,279	$ 4,217	$ 3,186	$ 46,953	$ 9	$ 70,644

EXHIBIT 99.1

(in thousands)	Nine Months Ended September 30, 2026					
	Hydraulic Fracturing	Wireline	Cementing	Power Generation	Reconciling Items	Total
Service revenue	$ 621,734	$179,994	$ 97,249	$ 33,817	$ (914)	$ 931,880
Adjusted EBITDA	$ 126,677	$ 38,384	$ 14,646	$ 1,531	$ (40,468)	$ 140,770
Depreciation and amortization	$ 100,341	$ 14,737	$ 6,287	$ 7,061	$ 42	$ 128,468
Operating lease expense on FORCE® fleets (1)	$ 47,275	$ —	$ —	$ —	$ —	$ 47,275
Capital expenditures incurred	$ 66,661	$ 8,416	$ 5,598	$ 246,459	$ 9	$ 327,143

(in thousands)	Nine Months Ended September 30, 2025					
	Hydraulic Fracturing	Wireline	Cementing	Power Generation	Reconciling Items	Total
Service revenue	$ 725,330	$153,609	$ 100,713	$ 157	$ (326)	$ 979,483
Adjusted EBITDA	$ 155,717	$ 29,220	$ 18,307	$ (7,088)	$ (38,699)	$ 157,457
Depreciation and amortization	$ 110,575	$ 16,809	$ 6,024	$ 184	$ 58	$ 133,650
Operating lease expense on FORCE® fleets (1)	$ 44,664	$ —	$ —	$ —	$ —	$ 44,664
Capital expenditures incurred	$ 59,010	$ 6,278	$ 5,145	$ 139,665	$ —	$ 210,098

(1) Represents lease cost related to operating leases on our FORCE® electric-powered hydraulic fracturing fleets. This cost is recorded within cost of services in our condensed consolidated statements of operations and is included in Adjusted EBITDA.

Non-GAAP Financial Measures

Adjusted EBITDA, Free Cash Flow and Free Cash Flow for Completions Business are not financial measures presented in accordance with GAAP. We define EBITDA as net income (loss) plus (i) interest expense, (ii) income tax expense (benefit) and (iii) depreciation and amortization. We define Adjusted EBITDA as EBITDA plus (i) loss (gain) on disposal of assets, (ii) stock-based compensation, (iii) business acquisition contingent consideration adjustments, (iv) other expense (income), (v) other unusual or nonrecurring (income) expenses such as impairment expenses, costs related to asset acquisitions, insurance recoveries, one-time professional fees and legal settlements and (vi) retention bonus and severance expense. We define Free Cash Flow as net cash provided by operating activities less net cash used in investing activities. We define Free Cash Flow for Completions Business as net cash provided by operating activities less net cash used in investing activities less net cash provided by operating activities for PROPWR or plus net cash used in operating activities for PROPWR plus net cash used in investing activities for PROPWR.

We believe that the presentation of these non-GAAP financial measures provide useful information to investors in assessing our financial condition and results of operations. Net income (loss) is the GAAP measure most directly comparable to Adjusted EBITDA, and net cash from operating activities is the GAAP measure most directly comparable to Free Cash Flow and Free Cash Flow for Completions Business. Non-GAAP financial measures should not be considered as alternatives to the most directly comparable GAAP financial measures. Non-GAAP financial measures have important limitations as analytical tools because they exclude some, but not all, items that affect the most directly comparable GAAP financial measures. You should not consider Adjusted EBITDA, Free Cash Flow or Free Cash Flow for Completions Business in isolation or as a substitute for an analysis of our results as reported under GAAP. Because Adjusted EBITDA, Free Cash Flow and Free Cash Flow for Completions Business may be defined differently by other companies in our industry, our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility. Reconciliation of Net Income (Loss) to Adjusted EBITDA Three Months Ended (in thousands) September 30, 2026 June 30, 2026 Net income (loss) $ 13,018 $ (8,113) Depreciation and amortization 44,391 43,463 Interest expense 4,263 3,007 Income tax (benefit) expense (1,446) 5,931 Gain on disposal of assets (611) (1,590) Stock-based compensation 6,021 5,950 Business acquisition contingent consideration adjustments (1,700) — Other income, net (1) (4,818) (4,009) Retention bonus and severance expense 494 126 Adjusted EBITDA $ 59,612 $ 44,765 (1) Other income for the three months ended September 30, 2026 is primarily comprised of interest income of $5.8 million, partially offset by a $0.8 million loss incurred due to a cementing job failure and approximately $0.2 million of other expenses. Other income for the three months ended June 30, 2026 is primarily comprised of interest income of $3.8 million and legal settlement income of $0.3 million, partially offset by $0.1 million of other expense. Reconciliation of Cash Flows from Operating Activities to Free Cash Flow and Free Cash Flow for Completions Business Three Months Ended Nine Months Ended (in thousands) September 30, 2026 June 30, 2026 September 30, 2026 September 30, 2025 Net Cash provided by Operating Activities $ 46,309 $ 66,046 $ 115,088 $ 150,563 Net Cash used in Investing Activities (122,051) (58,350) (221,264) (111,025) Free Cash Flow (75,742) 7,696 (106,176) 39,538 Net Cash (provided by) used in Operating Activities - PROPWR business (15,678) (815) (8,185) 6,006 Net Cash used in Investing Activities - PROPWR business 96,425 44,219 167,358 46,548 Free Cash Flow for Completions Business $ 5,005 $ 51,100 $ 52,997 $ 92,092 EXHIBIT 99.1